ANNUAL STATEMENT OF COMPLIANCE OF THE
                  SERVICER FOR THE YEAR ENDED DECEMBER 31, 1997

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                     ANNUAL STATEMENT OF COMPLIANCE OF THE
                 SERVICER FOR THE YEAR ENDED DECEMBER 31, 1997

                CERTIFICATE OF THE PENNSYLVANIA HIGHER EDUCATION
                               ASSISTANCE AGENCY

                  This certificate is delivered pursuant to Section 9.07 of that certain Indenture, dated as of November 1, 1997, between The National Collegiate Trust 1997-S2 and State Street Bank and Trust Company (the "Indenture"). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture.

                  The undersigned, as the duly elected President and Chief Executive Officer of the Pennsylvania Higher Education Assistance Agency ("PHEAA"), the Servicer for The National Collegiate Trust 1997-S2 (the "Servicer"), a public corporation and a governmental instrumentality of the Commonwealth of Pennsylvania, does hereby certify as follows:

                      1. a review of the activities of the Servicer, and the Servicer's performance under the Servicing Agreement for the previous twelve months ending December 31, 1997 has been made under my supervision; and

                      2. to the best of my knowledge, based on such review, the Servicer has or has caused to be performed all of its obligations under the Servicing Agreement throughout the previous twelve months ending December 31, 1997 and no Default has occurred under the Servicing Agreement.

                                  THE PENNSYLVANIA HIGHER EDUCATION
                                    ASSISTANCE AGENCY


                                  By:      /s/ Michael H. Hershock
                                           -------------------------------------
                                  Name:    Michael H. Hershock
                                  Title:   President and Chief Executive Officer